UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 25, 2006
CAMCO FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-25196	51-0110823

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)
6901 Glenn Highway, Cambridge, Ohio 43725

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code:      (740) 435-2020
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.
     In anticipation of Larry A. Caldwell’s mandated retirement from the Camco Financial Corporation (“Camco”) Board of Directors in November 2006 when he reaches the age of 70, the Compensation Committee decided on July 25, 2006 to permit Mr. Caldwell to maintain upon his retirement the entire $300,000 death benefit associated with the flexible payment universal life insurance policy purchased on Mr. Caldwell’s life (the “Split-Dollar Plan”). Currently, the Split Dollar Plan is structured so that a beneficiary named by the employee will receive two times the employee’s base salary for the 12 months preceding the month in which the employee dies. The balance of the proceeds are then payable to Camco. The Compensation Committee’s decision permits the entire $300,000 death benefit to be payable to the beneficiary selected by Mr. Caldwell.
     The Compensation Committee also decided to transfer to Mr. Caldwell the key man life insurance policy that was purchased on his life (the “Key Man Policy”). The Key Man Policy provides a death benefit of $250,000. Camco will also pay on Mr. Caldwell’s behalf the Key Man Policy’s annual premium of $1,057 that is due in August 2007.
Section 5 – Corporate Governance and Management
Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     (d) On July 25, 2006, the Board of Directors of Camco increased the number of directors from eleven to twelve and elected            Edward D. Goodyear            for a term expiring in 2007 to fill the vacancy created by the increase. Mr. Goodyear was appointed to the Audit & Risk Management Committee of the Board of Directors.
     A copy of the press release issued by Camco to announce the election of the new director is attached hereto as Exhibit 99.
Section 9 –   Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
     (a) Financial statements of business acquired.
           Not applicable.
     (b) Pro forma financial information.
           Not applicable.
     (c) Exhibits.

Exhibit No.	Description

99	Press Release

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAMCO FINANCIAL CORPORATION

By:	/s/ Mark A. Severson

Mark A. Severson Chief Financial Officer
Date: July 27, 2006

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